Exhibit 23.1




Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1991 Equity Incentive Plan of Cambridge NeuroScience, Inc. of our report dated February 2, 1996, with respect to the consolidated financial statements of Cambridge NeuroScience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995.




ERNST & YOUNG LLP

Boston, Massachusetts
June 3, 1996